UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 11, 2023

Mediaco Holding Inc.
(Exact Name of Registrant as Specified in Its Charter)

001-39029
(Commission File Number)

Indiana	84-2427771
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

395 HUDSON ST, FLOOR 7
NEW YORK, New York 10014
(Address of principal executive offices, including zip code)

(212) 229-9797
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	MDIA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 11, 2023, Bradford A. Tobin, the President, Chief Operating Officer, General Counsel and Secretary of MediaCo Holding Inc. (the “Company” or “MediaCo”), resigned as an officer of the Company, effective on such date.  To facilitate the transition of Mr. Tobin’s duties, he will remain an employee of the Company, serving in an advisory position, through August 11, 2023.  In connection with Mr. Tobin’s resignation, he and the Company entered into a Separation and Release Agreement, dated July 11, 2023 (the “Separation Agreement”), pursuant to which Mr. Tobin will receive, in lieu of any compensation to which he would have been entitled under his Employment Agreement dated February 9, 2022 (the “Employment Agreement”), a lump sum cash payment equal to (i) $175,000, which is equal to six (6) months of the cash portion of Mr. Tobin’s current base salary, plus (ii) $19,000, as payment of the cost of six (6) months of COBRA benefits.  In addition, the vesting of all equity awards held by Mr. Tobin will accelerate to the date of his separation, in accordance with the Employment Agreement.  The Separation Agreement is subject to a customary release and customary confidentiality, non-disparagement and other provisions.  The Separation Agreement also provides that Mr. Tobin and the Company will enter into a consulting agreement covering the period from August 12, 2023 through November 11, 2023, during which Mr. Tobin will be available to provide consulting services to the Company for up to ten (10) hours per week on an as needed basis at an hourly rate.
This description of the Separation Agreement is only a summary of the terms and provisions thereof and is qualified in its entirety by the full text of the Separation Agreement, which is attached hereto as Exhibit 99.1.
Also on July 11, 2023, the Company announced the appointment of Kudjo Sogadzi, age 40, as the Company’s Chief Operating Officer, effective July 14, 2023.  Mr. Sogadzi will join the Company as an at-will employee and shall receive (i) an annual base salary of $200,000, (ii) a grant, made on the Start Date, of Class A common shares of the Company totaling one hundred and fifty thousand dollars ($150,000), with the number of Shares calculated using a 5-day VWAP ending on the date prior to the Start Date, which Shares shall vest annually in three equal tranches on the first three anniversaries of the Start Date, and (iii) the potential to earn a discretionary annual bonus, subject to approval by the Board of Directors and Compensation Committee of the Board, with a target amount of fifty percent (50%) of his annual base salary.
Mr. Sogadzi served as an Investment Analyst at Standard General L.P., an affiliate of the Company’s largest stockholder, for nearly five years. During his time at Standard General L.P., Mr. Sogadzi sourced and led various transactions for the company.   Prior to joining Standard General L.P. in June 2019, Mr. Sogadzi was a Principal at OS Global LLC from 2015 to 2019. At OS Global LLC, Mr. Sogadzi advised international financial services firms in the United States and introduced hedge fund strategies and co-investments to institutional investors. Mr. Sogadzi obtained his Bachelor’s in Political Science from Fairfield University and his Master’s in Business Administration and Management from Fordham University.
Item 9.01.       Financial Statements and Exhibits.
(d)	Exhibits.
Exhibit	Description
99.1	Separation and Release Agreement between the Company and Bradford A. Tobin, dated July 11, 2023.
104.1	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MEDIACO HOLDING INC.

Date: July 17, 2023	By:	/s/ Rahsan-Rahsan Lindsay
Name: Rahsan-Rahsan Lindsay Title: Chief Executive Officer